UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Subject: IMPORTANT PLEASE READ—MEGI Shareholder Meeting Proxy & Saba Capital

We wanted to make you aware that over the next two weeks NYL Investments and Saba Capital, an activist hedge fund, will each be distributing proxy materials to shareholders seeking the election of Trustees to MEGI’s board at the September shareholder meeting. As such, shareholders will receive separate proxy voting materials as well letters from NYLI in subsequent weeks as we seek to attain quorum.

MEGI is overseen by a Board of Trustees (“Board”) comprised of 6 independent Trustees and 1 interested Trustee (Naïm Abou-Jaoudé). Each year, a different class of Trustees is elected for a 3-year term. This year, the Board is seeking the re-election of Alan Latshaw and Karen Hammond. By contrast, Saba, which has accumulated a position of approximately 11% of outstanding shares, is seeking to elect Paul Kazarian, an employee of Saba.

Saba has been increasingly in the press over the past 24-months as closed-end fund discounts widened and they accumulated shares in wide array of funds. Saba regularly seeks to cause closed-end funds to engage in actions which can result in adverse consequences for long-term investors.

The Board is unanimously OPPOSED to the nomination of Saba’s Nominee as it does not believe the nomination is in the best interest of the Fund or its shareholders. Saba’s nominee is an officer of Saba and represents the interests of Saba. And unlike the Fund’s Board, Saba has no fiduciary duty to the Fund’s shareholders.

The Board and Fund management are committed to continued thoughtful actions designed to enhance long-term shareholder value and improving the relationship between the Fund’s Net Asset Value (NAV) and its market price.

NYLIM believes that the proposed change to the Fund’s independent trustees is not warranted for several reasons:

•

MEGI has delivered consistent and attractive distributions since its inception in October of 2021. The fund offers distribution rates higher than most of its peers, increasing the monthly distribution by 15% over the last year. Peer funds have experienced a modest 2% increase in distributions in the last year.

•

MEGI’s unique thematic approach faced challenging market conditions shortly after its launch in October of 2021. The unprecedented interest rate tightening cycle that commenced shortly after the MEGI’s launch resulted in significant market volatility and the expansion of NAV discounts within the peer group. MEGI’s discount has narrowed approximately 6.5% for the year-to-date as of 7/26/24 and is trading in-line with the peer group average.

•	The Fund’s Board and Management have taken steps to keep expenses low.

•	MEGI’s Independent Trustees serve the best interests of all shareholders through sound corporate governance and initiatives designed to enhance the long-term value.

•	The Board’s nominees have decades of experience in senior executive roles at leading asset managers and large public accounting firms, including Fidelity, Arthur Anderson and Ernst and Young.

Proxy Statements will be sent out to all MEGI shareholders on or about August 1st. We encourage shareholders to read the Proxy Statement and cast their vote by promptly signing the WHITE proxy card to vote “FOR” the Class II Trustee nominees recommended by the Fund’s Board and return it promptly. It is important that votes be received by no later than the time of the Meeting on September 27, 2024. We also encourage shareholders NOT to send back any proxy card received from Saba as voting “Against”, “Withhold”, or “Abstain” on Saba’s proxy will revoke any proxy previously submitted. Only shareholder’s latest dated proxy will be counted.

FOR NYLIM INTERNAL USE ONLY – NOT FOR USE OUTSIDE OF NYLIM